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PULASKI FINANCIAL CORP.
12300 Olive Boulevard, Saint Louis, MO 63141-6434
Office Phone: 314.878.221       Fax:  314.878.0712




              PULASKI FINANCIAL CORP. DECLARES 2-FOR-1 STOCK SPLIT,
                INCREASES REGULAR QUARTERLY CASH DIVIDEND BY 33%


ST. LOUIS, JUNE 19, 2003--Pulaski Financial Corp. (Nasdaq: PULB) today announced that its board of directors has declared a two-for-one split of its common stock and increased the regular quarterly cash dividend by 33 percent to 12 cents per share from 9 cents on a pre-split basis. The stock split, which will be completed in the form of a 100 percent stock dividend, and the cash dividend each will be payable on July 21, 2003, to shareholders of record on July 7, 2003. Shares of the common stock purchased from July 7 through July 21 will trade with "due bills," which will entitle the new holders to the stock dividend.

As of March 31, 2003, the company had about 2.7 million shares outstanding. After the split, the company will have about 5.4 million shares outstanding.

"Our success allows us to continually evaluate means of rewarding shareholders," said William A. Donius, chairman, president and CEO. "Our ongoing increases in earnings and strong cash flow have enabled us to substantially increase our cash dividend. Coupled with the new tax laws that ease the tax burden on dividends, we felt this was an especially opportune time to increase our payout."

Based on Wednesday's closing price of $23.38, the new dividend of 48 cents per year on a pre-split basis is equivalent to about a 2 percent annual yield. After the split, shareholders will receive an annual dividend of 24 cents per share on twice as many shares held.

"In addition, by effecting the two-for-one stock split, we believe we will enhance the liquidity of the stock and make it more attractive to institutional investors," Donius added. "With the anticipated initial proportionate lowering of the share price after the split, we also expect that purchasing the stock will be more attainable for individual investors."

Pulaski Financial Corp.'s subsidiary, Pulaski Bank, has been serving customers in the St. Louis metropolitan area for 80 years. The bank offers a full line of quality retail banking products through six full-service offices. Visit the shareholder information page for more extensive information about the company's performance. The company's website can be accessed at www.pulaskibankstl.com.
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STATEMENTS IN THIS NEWS RELEASE THAT ARE NOT HISTORICAL FACTS ARE
FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.


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FOR ADDITIONAL INFORMATION CONTACT:

William A. Donius, President & CEO              Karl Plath or Brien Gately
Pulaski Financial Corp.                         The Investor Relations Company
(314) 878-2210 Ext. 3610                        (847) 296-4200



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